

              --------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
             | FORM 4 |                                  Washington, D.C.  20549
              --------

| |  Check this box if no longer subject
     to Section 16.  Form 4 or Form 5
     obligations may continue.  See
     Instruction 1(b).                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     (Print or Type Responses)             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                              Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                              Section 30(h) of the Investment Company Act of 1940.

-----------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of       | 2. Issuer Name and Ticker or Trading Symbol           | 6. Relationship of Reporting Person(s)   |
|    Reporting Person*         |                                                       |    to Issuer (Check all applicable)      |
|                              |      M.D.C. Holdings, Inc.  /  MDC                    |                                          |
|  Mizel,   Larry       A.     |                                                       |   _X_ Director         _X_  10% Owner    |
|------------------------------|-------------------------------|-----------------------|                                          |
|  (Last)  (First)  (Middle)   | 3. I.R.S. Identification      | 4. Statement for      |   _X_ Officer          ___  Other        |
|                              |    Number of Reporting Person |    Month/Day/Year     |  (give title below)    (specify below)   |
|                              |    if an entity (voluntary)   |                       |                                          |
|                              |                               |   April 11, 2003      |     Chairman of the Board and CEO        |
| 3600 S. Yosemite St, #900    |                               |                       |  ___________________________________     |
|------------------------------|                               |-----------------------|------------------------------------------|
|           (Street)           |                               | 5. If Amendment,      | 7. Individual or Joint/Group Filing      |
|                              |                               |    Date of Original   |        (Check Applicable Line)           |
|                              |                               |    (Month/Day/Year)   |                                          |
|                              |                               |                       |  _X_ Form filed by One Reporting Person  |
|                              |                               |                       |                                          |
|                              |                               |                       |  ___ Form filed by More than One         |
|                              |                               |                       |      Reporting Person                    |
|   Denver, Colorado   80237   |                               |                       |                                          |
|------------------------------|--------------------------------------------------------------------------------------------------|
|   (City)  (State)   (Zip)    |           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned       |
|---------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security        |2.Trans-|2A.Deemed|3.Trans- |4. Securities           |5.Amount of     |6.Ownership   |7. Nature of |
|    (Instr.3)                |  action|   Execu-|  action |   Acquired (A) or      |  Securities    |  Form:       |   Indirect  |
|                             |  Date  |   tion  |  Code   |   Disposed of (D)      |  Beneficially  |  Direct (D)  |   Bene-     |
|                             |        |   Date, |(Instr.8)|  (Instr.3, 4 and 5)    |  Owned         |  or          |   ficial    |
|                             |(Month/ |   if any|---------|------------------------|  Following     |  Indirect (I)|   Ownership |
|                             | Day/   | (Month/ |     |   |          | (A) |       |  Reported      | (Instr. 4)   |  (Instr. 4) |
|                             | Year)  |   Day/  |     |   |          | or  |       |  Transaction(s)|              |             |
|                             |        |   Year) |Code | V |  Amount  | (D) | Price | (Instr.3 and 4)|              |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|Common Stock $.01 Par Value  |        |         |     |   |          |     |       |   3,385,511    |       D      |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |     996,655    |       I      |     (1)     |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |     159,404    |       I      |     (2)     |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |     400,000    |       I      |     (3)     |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |       1,530 (y)|       I      | 401(k) Plan |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |                |              |             |
|---------------------------------------------------------------------------------------------------------------------------------|


|---------------------------------------------------------------------------------------------------------------------------------|
|                        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
|                                   (e.g., puts, calls, warrants, options, convertible securities)                                |
|---------------------------------------------------------------------------------------------------------------------------------|
|1. Title of  |2. Con-  |3.Trans-|3A.Deemed |4.Trans- |5. Number of       |6. Date Exercisable|7. Title and        |8. Price      |
|   Derivative|   ver-  | action |   Execu- |   action|   Derivative      |   and Expiration  |   Amount of        |   of         |
|   Security  |   sion  | Date   |   tion   |   Code  |   Securities      |   Date            |   Underlying       |   Deriv-     |
|  (Instr. 3) |   or    |        |   Date,  |(Instr.8)|   Acquired (A)    |  (Month/Day/Year) |   Securities       |   ative      |
|             |   Exer- |(Month/ |   if any |         |   or Disposed     |                   |   (Instr. 3        |   Security   |
|             |   cise  |  Day/  |          |         |   of (D)          |                   |    and 4)          |  (Instr. 5)  |
|             |   Price |  Year) |  (Month/ |         | (Instr.3,4 and 5) |                   |                    |              |
|             |   of    |        |   Day/   |-----|---|---------|---------|---------|---------|----------|---------|              |
|             |   Deriv-|        |   Year)  |     |   |         |         |         |         |          | Amount  |              |
|             |   ative |        |          |     |   |         |         | Date    | Expira- |          |  or     |              |
|             |   Secur-|        |          |     |   |         |         | Exer-   | tion    |          | Number  |              |
|             |   ity   |        |          |     |   |         |         | cisable | Date    |          |  of     |              |
|             |         |        |          | Code| V |   (A)   |  (D)    |         |         |  Title   | Shares  |              |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|             |         |        |          |     |   |         |         |         |         |Common    |         |              |
|Non-Statutory|         |        |          |     |   |         |         |         |         |Stock $.01|         |              |
|Stock Opt (4)|  $14.93 |        |          |     |   |         |         | 11/20/99| 11/20/03|Par Value | 121,000 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (5)|  $12.86 |        |          |     |   |         |         | 11/19/00| 11/19/04|  "   "   | 181,500 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (6)|  $24.17 |        |          |     |   |         |         | 12/01/01| 12/01/05|  "   "   | 181,500 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (7)|  $29.05 |        |          |     |   |         |         | 11/19/02| 11/19/11|  "   "   | 275,000 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (8)|  $33.65 |        |          |     |   |         |         | 11/18/04| 11/18/07|  "   "   | 125,000 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (9)|  $33.65 |        |          |     |   |         |         | 11/18/05| 11/18/12|  "   "   | 125,000 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt(10)|  $41.78 |4/11/03 |          |  A  |   | 66,750  |         | 04/07/05| 04/07/08|  "   "   |  66,750 |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|                                                                                                                                 |
|---------------------------------------------------------------------------------------------------------------------------------|
|     (CONTINUED)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
|                                   (e.g., puts, calls, warrants, options, convertible securities)                                |
|---------------------------------------------------------------------------------------------------------------------------------|
|9. Number of Derivative Securities    | 10.  Ownership Form of Derivative       | 11.  Nature of Indirect Beneficial Ownership   |
|   Beneficially Owned Following       |      Security: Direct (D) or            |                   (Instr. 4)                   |
|   Reported Transaction(s) (Instr. 4) |      Indirect (I) (Instr. 4)            |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|            121,000                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|            181,500                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|            181,500                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|            275,000                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|            125,000                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|            125,000                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|             66,750                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|

Explanation of Responses: SEE FOOTNOTES ON PAGE 3
                                                        For: Larry A. Mizel

                                                        By:  /S/ Joseph H.Fretz                           04/11/03
                                                        -------------------------------               -----------------
                                                             Joseph H. Fretz                                 Date
                                                             Attorney-in-Fact

Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

         ** Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations
            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Larry A. Mizel                             M.D.C. Holdings, Inc.  /  MDC
3600 S. Yosemite St, #900                  Statement for April 11, 2003
Denver, CO  80237                          Page 3 of 3






         (y)   Shares are held in Reporting Person's 401(k) Savings Plan account which changes on a monthly basis.


         (1)   Shares owned by the Reporting Person's spouse.


         (2)  Reporting  Person  may be  deemed to be an  indirect  beneficial  owner of these  shares  because  he is the beneficiary  of various  trusts which own 50.6885% of the stock of  CVentures,  Inc.,  a  corporation  which controls the voting of these  shares.  In addition,  Reporting  Person owns  49.3115% of the common stock of
              CVentures,  Inc. in his own name.  The  Reporting  Person is a director  and  president of  CVentures,  Inc.
              Effective December 7, 2001 CVentures, Inc. changed its state of incorporation from Delaware to Colorado.


         (3)  Reporting  Person may be deemed to be an indirect  beneficial  owner of these shares  because he owns all of the voting units in CLCD LLC, a limited  liability  company that owns these shares.  In addition,  he is the beneficiary  of various  trusts which own 50.6885% of the stock of CVentures,  Inc., a corporation  which is the sole manager of CLCD LLC. Also,  Reporting  Person owns 49.3115% of the common stock of CVentures,  Inc.
              in his own name and he is a director and president of CVentures, Inc.


         (4)  Granted on November 20, 1998 under the Company's  Employee  Equity  Incentive  Plan.  This option vests as to
              25% of the shares covered  thereby on November 20, 1999 and  cumulatively as to an additional 25% on each of
              November 20, 2000, 2001 and 2002.


         (5)  Granted on November 19, 1999 under the Company's  Employee  Equity  Incentive  Plan.  This option vests as to
              25% of the shares covered  thereby on November 19, 2000 and  cumulatively as to an additional 25% on each of
              November 19, 2001, 2002 and 2003.


         (6)  Granted on December 1, 2000 under the  Company's  Employee  Equity  Incentive  Plan.  This option vests as to
              25% of the shares covered  thereby on December 1, 2001 and  cumulatively  as to an additional 25% on each of
              December 1, 2002, 2003 and 2004.


         (7)  Granted on December  10, 2001  (effective  November  19,  2001)  under the  Company's  2001 Equity  Incentive
              Plan.  This option vests as to 25% of the shares covered  thereby on November 19, 2002 and  cumulatively  as to an additional 25% on each of November 19, 2003, 2004 and 2005.


         (8)  Granted on November 18, 2002 under the  Company's  Employee  Equity  Incentive  Plan.  This option vests as to
              25% of the shares covered thereby on November 18, 2004; 25% of the shares covered thereby on November 18, 2005;
              and 50% of the shares covered thereby on November 18, 2006.


         (9)  Granted on November 18, 2002 under the Company's 2001 Equity  Incentive  Plan.  This option vests as to 25% of the shares covered thereby on November 18, 2005; and 75% of the shares covered thereby on November 18, 2006.


        (10)  Granted by Option Agreement executed April 11, 2003 under the Company's Employee Equity Incentive  Plan.
              This option vests as to 25% of the shares covered thereby on April 7, 2005; 25% of the shares covered thereby on April 7, 2006; and 50% of the shares covered thereby on April 7, 2007.

